Exhibit 99.1

July 18, 2011

Dear Shareholder:

It is with a deep sense of regret that your Board of Directors informs you that on Friday, July 15, 2011, our subsidiary bank, First Peoples Bank, was closed by the Florida Office of Financial Regulation, and the FDIC was appointed as receiver. In a virtually simultaneous transaction, Florida Community Bank, a division of Premier American Bank, National Association, Miami, Florida assumed the operations and all of the deposits and purchased essentially all of assets of the Bank in a no loss-share transaction facilitated by the FDIC. On Saturday, July 16, 2011, the offices of the Bank opened for business as branches of Premier American Bank.   For more specific information about this transaction, please refer to the FDIC’s website, at http://www.fdic.gov/bank/individual/failed/firstpeoples.html.

While we ultimately were unable to save the Bank in the face of unyielding market conditions, we attempted every reasonable solution, and no stone was left unturned in our efforts to obtain additional capital. We appreciate everyone who supported and participated in all of our efforts throughout this endeavor.  In particular, our employees gave their best efforts to maintain the Bank’s outstanding customer service in the face of these very difficult circumstances, and they have earned our gratitude for their dedication and hard work. On behalf of the Directors and employees of the Company and the Bank, we want to sincerely thank you for the confidence that you and the other shareholders placed in us and the loyalty and support that you demonstrated.

Banks throughout the Southeast have been affected by what is generally described as the worst economic downturn in America since the Great Depression. When economic growth in our markets began to contract, many of our customers found themselves unable to meet the obligations on their loans, and alternative sources of repayment, such as collateral proved insufficient to make up the shortfall. The losses created by defaults and collateral devaluations resulted in a depletion of our capital to the point that we fell below regulatory capital thresholds and were no longer permitted by regulators to operate independently.

Given our status as an inactive bank holding company, it is not expected that any distribution will be made to our stockholders or that we will have any future activities or value.

Our management team has been working closely with the staff of Florida Community Bank to ensure that this transition goes as smoothly as possible for our customers. If you are a customer of the Bank, please contact your banker for assistance or for questions you may have.

Sincerely,

David W. Skiles
President & C.E.O.